Comdisco, Inc. and Subsidiaries
                                                                      Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                               Nine months ended
                                                   June 30,        For the years ended September 30,
                                                 ----------        ---------------------------------
                                                  1998   1997      1997   1996   1995   1994   1993
                                                  ----   ----      ----   ----   ----   ----   ----

Fixed charges
  Interest expense 1 ..........................   $247   $223      $301   $267   $278   $266   $295

  Approximate portion of
    rental expense representative
    of an interest factor .....................      4      4         4      7     11     13     22
                                                  ----   ----      ----   ----   ----   ----   ----

  Fixed charges ...............................    251    227       305    274    289    279    317

Earnings from continuing operations
  before income taxes,
  extraordinary item, and cumulative
   effect of change in accounting principle,
   net of preferred stock dividends ...........    174    149       203    176    160     80    137
                                                  ----   ----      ----   ----   ----   ----   ----

Earnings from continuing operations
  before income taxes, extraordinary item, and
  cumulative effect of change
  in accounting principle, net of
  preferred stock dividends, plus fixed charges   $425   $376      $508   $450   $449   $359   $454
                                                  ====   ====      ====   ====   ====   ====   ====

Ratio of earnings to fixed charges ............   1.69   1.66      1.67   1.64   1.55   1.29   1.43
                                                  ====   ====      ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases .........................   $  4   $  5      $  6   $ 14   $ 22   $ 30   $ 57
  Office space, furniture, etc ................      7      6         7      8     10      8      8
                                                  ----   ----      ----   ----   ----   ----   ----

     Total ....................................   $ 11   $ 11      $ 13   $ 22   $ 32   $ 38   $ 65
                                                  ====   ====      ====   ====   ====   ====   ====

     1/3 of rental expense ....................   $  4   $  4      $  4   $  7   $ 11   $ 13   $ 22
                                                  ====   ====      ====   ====   ====   ====   ====


<F1>Includes  interest  expense  incurred  by  business  continuity  and network services and included in business continuity and network services expenses on the statements of earnings.